                                                                     Exhibit 5.1

                                January 30, 1998



Visioneer, Inc.
34800 Campus Drive
Fremont, CA 94555

        REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 30, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,850,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1993 Incentive Stock Option Plan, the 1995 Employee Stock Purchase Plan, the 1995 Directors' Stock Option Plan, the 1997 Employee Stock Option Plan, the 1997 Nonstatutory Director's Stock Option Plan (5,000 Shares) and the 1997 Nonstatutory Director's Stock Option Plan (25,000 Shares) (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

        It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                            Sincerely,

                                            VENTURE LAW GROUP,
                                            A Professional Corporation


                                            /s/ JOSHUA L. GREEN
                                            ---------------------------
                                            Joshua L. Green


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